Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of the 1st day of October, 2004 (the “Effective Date”), by and between Rayovac Corporation, a Wisconsin corporation (the “Company”), and David A. Jones (the “Executive”).

WHEREAS, the Executive and the Company were parties to an Employment Agreement dated September 12, 1996, with respect to the employment of the Executive by the Company; and

WHEREAS, the Executive and the Company modified the terms of the Executive’s employment with the Company by entering into an Amended and Restated Employment Agreement dated April 27, 1998, and again on October 1, 2000 and again on October 1, 2002 (the “2002 Agreement”), and the parties wish to amend and restate the provisions of the 2002 Agreement as set forth herein; and

WHEREAS, the Company desires the benefit of the experience, supervision and services of the Executive and desires to employ the Executive upon the terms and conditions set forth herein; and

WHEREAS, the Executive is willing and able to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Employment Duties and Acceptance. The Company hereby employs the Executive, and the Executive agrees to serve and accept employment, as the Chairman of the Board of Directors and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”). In connection therewith, as Chairman of the Board and Chief Executive Officer, the Executive shall oversee and direct the operations of the Company and perform such other duties consistent with the responsibilities of Chairman of the Board and Chief Executive Officer, all subject to the direction and control of the Board. During the Term (as defined below), the Executive shall devote substantial time to such employment which will be his primary business activity.

2.	Term of Employment. Subject to Section 4 hereof, the Executive’s employment and appointment hereunder shall be for a term commencing on the date hereof and expiring on September 30, 2009 (the “Term”).

3.	Compensation. In consideration of the performance by the Executive of his duties hereunder, the Company shall pay or provide to the Executive the following compensation which the Executive agrees to accept in full satisfaction for his services, it being understood that necessary withholding taxes, FICA contributions and the like shall be deducted from such compensation:

(a)	Base Salary. The Executive shall receive a base salary equal to Nine Hundred Thousand Dollars ($900,000) per annum effective October 1, 2004 for the duration of the Term except as set forth in Section 3(m) below (“Base Salary”), which Base Salary shall be paid in equal monthly installments each year, to be paid monthly in arrears. The Board will review annually the Base Salary payable to the Executive hereunder and may, in its discretion, increase the Executive’s Base Salary. Any such increased Base Salary shall be and become the “Base Salary” for purposes of this Agreement.

(b)	Bonus. The Executive shall receive a bonus for each fiscal year ending during the Term, payable annually in arrears, which shall be based on One Hundred Percent (100%) of the Base Salary except as set forth in Section 3(m) below, provided the Company achieves certain annual performance goals established by the Board from time to time (the “Bonus”). The Board may, in its discretion, increase the annual Bonus. Any such increased annual Bonus shall be and become the “Bonus” for such fiscal year for purposes of this Agreement.

(c)	Additional Salary. In addition to the compensation described above, the Executive shall also receive an additional Eighteen Thousand Five Hundred Dollars ($18,500) per annum during the Term, payable at the time the first monthly installment of Base Salary is payable hereunder and on each anniversary thereafter (all such payments are referred to herein as “Additional Salary”).

(d)	Insurance Coverages and Pension Plans. The Executive shall be entitled to such insurance, pension and all other benefits as are generally made available by the Company to its executive officers from time to time.

(e)	Existing Stock Options and Restricted Stock Awards. All stock options and restricted stock awards previously granted to the Executive shall remain in full force and effect in accordance with their terms. If the Company implements a new stock option, restricted stock or other stock program in the future, the Executive may participate to the extent authorized by the Board.

(f)	New Restricted Stock Awards. The Company also grants the Executive additional restricted shares of the Company’s common stock as follows:

(i)	On October 1, 2004, the Executive shall be awarded that number of shares (rounded up to the nearest whole share) of the Company’s common stock with a Fair Market Value (as defined in the 2004 Rayovac Incentive Plan (the “2004 Plan”)) as of such date equal to Four Million Five Hundred Thousand Dollars ($4,500,000). Such award of stock shall include a restriction prohibiting the sale, transfer, pledge, assignment or other encumbrance of (i) One Hundred Percent (100%) of such stock prior to the earlier of September 30, 2008 or a change in control (“Change in Control”), of the Company as defined in the 2004 Plan, and (ii) Twenty Percent (20%) of such stock prior to the earlier of September 30, 2009 or a Change in Control.

(ii)	On each October 1 during the Term commencing October 1, 2004, the Executive shall be awarded that number of shares (rounded up to the nearest whole share) of the Company’s common stock with a Fair Market Value equal to (except as provided in Section 3(m) below) One Hundred Fifty Percent (150%) of the Base Salary then in effect. Each such award will provide for vesting in three (3) equal tranches on each of the first three anniversaries of the date of grant, with (except as otherwise provided herein or in the 2004 Plan) the vesting of Fifty Percent (50%) of each such vesting tranche to be subject to the Executive’s continued employment with the Company as of each applicable anniversary date and the remaining Fifty Percent (50%) of each such vesting tranche to be subject to the achievement of performance goals to be established by the Board at the time of grant, provided that One Hundred Percent (100%) of each outstanding vesting tranche shall vest upon a Change in Control.

(iii)	Notwithstanding the foregoing, the restricted stock subject to each such award shall be forfeited to the Company in the event the Executive’s employment with the Company terminates prior to such restrictions lapsing with respect thereto for any reason other than (i) termination by the Company without Cause (as defined below), or (ii) termination due to death or disability, and the final Twenty Percent (20%) of the restricted stock subject to the award described in Section 3(f)(i) shall be forfeited to the Company in the event the Executive relinquishes his position as Chief Executive Officer effective October 1, 2008 as set forth in Section 3(m) below. In addition, if the Executive remains as Chairman of the Board or as an employee as set forth in Section 3(m) through September 30, 2009 but does not continue to serve as Chief Executive Officer pursuant to Section 3(m), (i) One Hundred Percent (100%) of the shares subject to awards based on time (other than the final Twenty Percent (20%) of the restricted stock subject to the award described in Section 3(f)(i)) which have not yet vested on September 30, 2009 will vest on September 30, 2009, and (ii) the shares subject to awards the vesting of which are based on performance and which have not yet vested on September 30, 2009 will vest if and when the performance goals are met. Except as set forth herein, the terms and conditions of the restricted stock awards described in this Section 3(f) shall be substantially similar to the terms and conditions of the restricted stock awards granted to other executives of the Company from time to time. In the event the Executive’s employment with the Company terminates prior to restrictions lapsing with respect the restricted stock granted hereunder due to (i) termination by the Company without Cause, or (ii) termination due to death or disability, each then outstanding unvested award of such restricted stock shall vest as of the time of such termination.

(g)	Vacation. The Executive shall be entitled to four (4) weeks vacation each year.

(h)	Expenses. The Executive shall be entitled to reimbursement of all reasonable and documented expenses actually incurred or paid by the Executive in the performance of the Executive’s duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy. In addition, the Company will reimburse the Executive for expenses associated with reasonable travel to and from his residences in Atlanta, Georgia and Naples, Florida. The Executive shall be eligible to use the Company’s aircraft for personal travel when such aircraft is not being used for business purposes, subject to the Company’s policy in effect from time to time with respect to personal use of Company aircraft.

(i)	Automobile. The Company shall provide the Executive with the use of a leased automobile suitable for a chief executive officer of a company similar to the Company.

(j)	D&O Insurance. The Executive shall be entitled to indemnification from the Company to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by the Executive, unless authorized or ratified by the Board. The Company will cause such indemnification to be covered by the terms of the Company’s policy of insurance for directors and officers in effect from time to time (the “D&O Insurance”). Copies of the Company’s charter, by-laws and D&O Insurance will be made available to the Executive from time to time upon request.

(k)	Legal Fees. The Company shall pay the Executive’s actual and reasonable legal fees incurred in connection with the preparation of this Agreement.

(l)	Retention Bonus. If the Company does not terminate the Executive’s employment hereunder pursuant to Section 4(a) and the Executive does not terminate his employment hereunder pursuant to Section 4(d) (other than following a Change in Control), then on October 1, 2005, the Company shall pay the Executive Two Million Two Hundred Thousand Dollars ($2,200,000).

(m)	Option to Relinquish Chief Executive Officer Position. Notwithstanding anything in this Agreement to the contrary, the Executive may at his discretion relinquish his role as Chief Executive Officer effective October 1, 2008 and remain as an employee of the Company and, as may be permitted under law and the Company’s bylaws, as Chairman of the Board of Directors of the Company through September 30, 2009. Should the Executive exercise such option, his annual Base Salary during this fifth year of this Agreement shall be Five Hundred Thousand Dollars ($500,000), his Bonus shall be based on Seventy Five Percent (75%) of this Base Salary, his annual restricted stock award shall be for that number of shares of common stock with a Fair Market Value equal to One Hundred Twenty Five Percent (125%) of his Base Salary then in effect, and all other terms and conditions of this Agreement shall continue to apply.

(n)	Separation of Chief Executive Officer and Chairman of the Board Positions. If, during the Term, the Board determines that it is necessary or advisable that the positions of Chief Executive Officer and Chairman of the Board not be held by one individual and, at the time of such determination, the Executive has not exercised the option described in Section 3(m), the Board shall be entitled, following consultation with the Executive, to require the Executive to relinquish one such position, as determined by the Board. In the event that the Board imposes such a requirement, the relinquishment of the position shall not be treated as an election by the Executive made under Section 3(m), nor shall it be treated as an event of Constructive Termination or other event of termination described under Section 4 and the Executive shall continue to receive all compensation due to him pursuant to this Agreement as if no such relinquishment had taken place.

(o)	Post-Retirement Benefits. The Company has agreed that the Executive will be provided with post-retirement benefits, which benefits are expected to include life insurance, healthcare and office space. The Company and the Executive shall negotiate regarding the provision to the Executive of such post-retirement benefits, with a view toward having the kind and amount of such post-retirement benefits agreed to and finalized by the Company and the Executive by October 1, 2006 it being understood that no particular kind or level of benefits have yet been agreed to.

(p)	Certain Additional Payments by the Company. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution by the Company to or for the benefit of the Executive (whether pursuant to this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3(p)) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect thereto (such excise tax, together with any such interest and penalties, are collectively referred to herein as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

4.	Termination.

(a)	Termination by the Company with Cause. The Company shall have the right at any time to terminate the Executive’s employment hereunder without prior notice upon the occurrence of any of the following (any such termination being referred to as a termination for “Cause”):

(i)	the commission by the Executive of any deliberate and premeditated act taken by the Executive in bad faith against the interests of the Company;

(ii)	the Executive has been convicted of, or pleads nolo contendere with respect to, any felony, or of any lesser crime or offense having as its predicate element fraud, dishonesty or misappropriation of the property of the Company;

(iii)	the habitual drug addiction or intoxication of the Executive which negatively impacts his job performance or the Executive’s failure of a Company-required drug test;

(iv)	the willful failure or refusal of the Executive to perform his duties as set forth herein or the willful failure or refusal to follow the direction of the Board, provided such failure or refusal continues after thirty (30) days of the receipt of notice in writing from the Board of such failure or refusal, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate the Executive’s employment hereunder if such failure or refusal is not remedied within such thirty (30) day period; or

(v)	the Executive materially breaches any of the terms of this Agreement or any other agreement between the Executive and the Company which breach is not cured within thirty (30) days subsequent to notice from the Company to the Executive of such breach, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate the Executive’s employment hereunder if such breach is not cured within such thirty (30) day period.

If the definition of termination for “Cause” set forth above conflicts with such definition in the Executive’s time-based or performance-based stock option or restricted stock agreements (collectively the “Stock Agreements”), or any agreements referred to therein, the definition set forth herein shall control.

(b)	Termination by Company for Death or Disability. The Company shall have the right at any time to terminate the Executive’s employment hereunder without prior notice upon the Executive’s inability to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least six (6) consecutive months (for purposes hereof, “disability” has the same meaning as in the Company’s disability policy). The Company’s obligations hereunder shall, subject to the provisions of Section 5(b), also terminate upon the death of the Executive.

(c)	Termination by Company without Cause. The Company shall have the right at any time to terminate the Executive’s employment for any other reason without Cause upon sixty (60) days’ prior written notice to the Executive.

(d)	Voluntary Termination by the Executive. The Executive shall be entitled to terminate his employment and appointment hereunder upon sixty (60) days’ prior written notice to the Company, or upon thirty (30) days’ prior written notice after a Change in Control. Any such termination shall be treated as a termination by the Company for “Cause” under Section 5, unless notice of such termination was given within thirty (30) days after a Change in Control, in which case such termination shall be treated in accordance with Section 5(d) hereof.

(e)	Constructive Termination by the Executive. The Executive shall be entitled to terminate his employment and appointment hereunder, without prior notice, upon the occurrence of a Constructive Termination. Any such termination shall be treated as a termination by the Company without Cause. For this purpose, a “Constructive Termination” shall mean:

(i)	a reduction in Base Salary (other than as permitted hereby) or Additional Salary;

(ii)	a reduction in annual Bonus opportunity (other than as permitted hereby);

(iii)	a change in location of office of more than seventy-five (75) miles from Atlanta, Georgia;

(iv)	unless with the express written consent of the Executive, (a) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive’s position, authority or responsibilities as contemplated by Section 1 or (b) any other substantial change in such position, including titles, authority or responsibilities from those contemplated by Section 1; or

(v)	any material breach by the Company of this Agreement, which breach is not cured within thirty (30) days subsequent to notice from the Executive to the Company of such breach, which notice refers to this Section 4(e) and indicates the Executive’s intention to terminate his employment hereunder, if such breach is not cured within such thirty (30) day period.

For purposes of the Stock Agreements, Constructive Termination shall be treated as a termination of employment by the Company without “Cause.”

(f)	Notice of Termination. Any termination by the Company for Cause or by the Executive for Constructive Termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8. For purposes of this Agreement, a “Notice of Termination” means a written notice given prior to the termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Constructive Termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

5.	Effect of Termination of Employment.

(a)	With Cause. If the Executive’s employment is terminated with Cause, the Executive’s salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination; provided, however, that the Executive shall be entitled to continue to participate in the Company’s medical benefit plans to the extent required by law.

(b)	Death or Disability. If the Executive’s employment is terminated by the death or disability of the Executive (pursuant to Section 4(b)), the Executive’s compensation provided in Section 3 shall be paid to the Executive or, in the event of the death of the Executive, the Executive’s estate, as follows:

(i)	the Executive’s Base Salary specified in Section 3(a) shall continue to be paid in monthly installments until the first to occur of (i) twenty-four (24) months following such termination or (ii) such time as the Executive or the Executive’s estate has breached the provisions of Section 6 or 7 of this Agreement and failed to remedy such breach within thirty (30) days following receipt of written notice thereof, which notice refers to Section 6 or 7 as appropriate and indicates the Company’s intention to cease making payments to the Executive as provided in this Agreement if such breach is not cured within such thirty (30) day period (a “Breach Notice”);

(ii)	double the pro rata portion (based on days worked and percentage of achievement of annual performance goals) of the annual Bonus payable to the Executive, if any, specified in Section 3(b) shall be paid, unless the Board determines to pay a greater amount in its sole discretion;

(iii)	the Executive’s Additional Salary (or, for any partial year, the pro-rata portion thereof) specified in Section 3(c) shall continue to be paid until the first to occur of (i) the remaining period of the Term or (ii) such time as the Executive or the Executive’s estate has materially breached the provisions of Section 6 or 7 of this Agreement and failed to remedy such breach within thirty (30) days following receipt of a Breach Notice;

(iv)	If the Executive’s employment is terminated as a result of disability, the Executive’s additional benefits specified in Section 3(d) shall continue to be available to the Executive until the first to occur of (i) the remaining period of the Term (or twenty-four (24) months following such termination, if greater) or (ii) such time as the Executive has breached the provisions of Section 6 or 7 of this Agreement and failed to remedy such breach within thirty (30) days following receipt of a Breach Notice; and

(v)	the Executive’s accrued vacation (determined in accordance with Company policy) at the time of termination shall be paid as soon as reasonably practicable.

(c)	Without Cause. If the Executive’s employment is terminated by the Company without Cause (pursuant to Section 4(c) or 4(e)), the Executive’s compensation provided in Section 3 shall be paid as follows:

(i)	the Executive’s Base Salary specified in Section 3(a) shall continue to be paid in monthly installments until the first to occur of (i) the remaining period of the Term (or twenty-four (24) months following such termination, if greater) or (ii) such time as the Executive has breached the provisions of Section 6 or 7 of this Agreement and failed to remedy such breach within thirty (30) days following receipt of a Breach Notice;

(ii)	the Executive’s annual Bonus shall continue to be paid in accordance with this Section 5(c) at the times set forth in Section 3(b) until the first to occur of (i) the remaining period of the Term (or twenty-four (24) months following such termination, if greater) or (ii) such time as the Executive has breached the provisions of Section 6 or 7 of this Agreement and failed to remedy such breach within thirty (30) days following receipt of a Breach Notice. The annual Bonus payable pursuant to this Section 5(c) shall equal the amount of the annual Bonus (if any) previously paid or required to be paid pursuant to this Agreement for the full fiscal year immediately prior to the Executive’s termination of employment;

(iii)	the Executive’s Additional Salary (or, for any partial year, the pro-rata portion thereof) specified in Section 3(c) shall continue to be paid until the first to occur of (i) the remaining period of the Term (or twenty-four (24) months following such termination, if longer) or (ii) such time as the Executive has materially breached the provisions of Section 6 or 7 of this Agreement and failed to remedy such breach within thirty (30) days following receipt of a Breach Notice;

(iv)	the Executive’s additional benefits specified in Section 3(d) shall continue to be available to the Executive until the first to occur of (i) twenty-four (24) months following such termination or (ii) such time as the Executive has breached the provisions of Section 6 or 7 of this Agreement and failed to remedy such breach within thirty (30) days following receipt of a Breach Notice; and

(v)	any post-retirement benefits agreed to as contemplated in Section 3(o) shall continue to be paid or available to the Executive in accordance with their terms, but shall terminate if the Executive has breached the provisions of Section 6 or 7 of this Agreement and failed to remedy such breach within thirty (30) days following receipt of a Breach Notice.

(d)	Following Change in Control. If the Executive elects to terminate his employment within thirty (30) days following a Change in Control in accordance with Section 4(d), such termination by the Executive shall be treated as a termination by the Company without Cause, and the Executive shall be entitled to the compensation provided in Section 5(c). Notwithstanding the foregoing, the Company may require that the Executive continue to remain in the employ of the Company for up to a maximum of thirty (30) days following the Change in Control (the “Post-Term Period”). The Company shall place the maximum cash payments payable pursuant to Section 5(c) in escrow with a commercial bank or trust company mutually acceptable to the Company and the Executive as soon as practicable following the Change in Control. For the Post-Term Period, the Company shall make the cash payments that would otherwise be required pursuant to Section 3 (all such cash payments to be deducted from the amount placed in escrow). At the expiration of the Post-Term Period, the Executive shall receive all cash amounts due the Executive from the remaining amount held in escrow ratably monthly over the Restricted Period (as defined below), with the balance (if any) returned to the Company. If the Company does not require that the Executive remain in the employ of the Company, the Company shall pay the Executive all cash amounts payable pursuant to Section 5(c) ratably monthly over the Restricted Period (all such cash payments to be deducted from the amount placed in escrow) with the balance (if any) returned to the Company.

(e)	No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and if the Executive does obtain other employment, all amounts payable by the Company under this Agreement shall remain fully due and payable.

6.	Agreement Not to Compete.

(a)	The Executive agrees that during the Restricted Period (as defined below), he will not, other than in connection with employment for the Company, directly or indirectly engage in, manage or consult with, any business which is involved in the design, manufacturing, marketing or sale of consumer batteries, consumer battery operated lighting devices or any other consumer products of the kind marketed and sold by the Company during the Restricted Period (provided that with respect to such other consumer products the foregoing restriction shall not apply to the extent that the Company has ceased to market and sell such kind of consumer products) in any geographic area in which the Company then does business; provided, however, that the Executive may personally own not more than 5% of the outstanding securities of any class of stock of a corporation whose shares are listed on an exchange or the Nasdaq Stock Market). The “Restricted Period” is (a) the longer of the Executive’s employment hereunder or time period during which he serves as a director of the Company plus (b) a period of one (1) year thereafter.

(b)	The Executive further agrees that during the Restricted Period, he will not, other than in connection with employment for the Company, directly or indirectly solicit any of the Company’s actual or prospective customers with whom the Executive had contact on behalf of the Company if such solicitation is for the purpose of selling consumer batteries, consumer battery operated lighting devices or any other consumer products of the kind marketed and sold by the Company with which the Executive was involved during the portion of the Restricted Period in which the Executive was employed by, or served as a director of, the Company.

(c)	The Executive agrees that during the Restricted Period, he shall not, other than in connection with employment for the Company, solicit the employment or services of any employee of the Company who is or was an employee of the Company at any time during the Restricted Period. During the Restricted Period, the Executive shall not hire any employee of the Company for any other business.

(d)	If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law. If such court refuses or declines to revise the restrictions as contemplated by the preceding sentence, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

(e)	For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company which it controls.

7.	Confidential Information and Inventions.

(a)	The Executive agrees to hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by the Executive from the Company and any confidential information or materials of other parties received by the Executive in connection with the performance of his duties hereunder during the Term and for three (3) years thereafter, except that with respect to “Trade Secrets,” the restrictions set forth in this Section 7(a) shall continue for so long as the information and materials remain Trade Secrets. For purposes of this Agreement, “Trade Secrets” means any information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a set of guidelines, a procedure, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers of the Company, whether currently existing or hereafter developed or acquired by the Company, that derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or otherwise constitutes a trade secret under applicable law. For purposes of this Section 7(a), confidential information or materials shall include Trade Secrets, existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques and business ideas or practices. In addition, the restriction on the Executive’s use or disclosure of the confidential information or materials shall expire when such information or materials are of general knowledge in the industry through no fault of the Executive or any agent of the Executive. The Executive also agrees to return to the Company promptly upon its request any Company information or materials in the Executive’s possession or under the Executive’s control.

(b)	The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, Trade Secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive’s employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive’s use of the Company’s premises or property (collectively the “Inventions”). The Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. The Executive agrees to assist the Company at the Company’s expense to obtain and from time to time enforce patents and copyrights on the Inventions.

(c)	Upon the request of, and, in any event, upon termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof.

8.	Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a)	For notices and communications to the Company:

Rayovac Corporation

Six Concourse Parkway

Suite 3300

Atlanta, GA 30328

Attention: President

Facsimile: (770) 829-6298

with a copy to:

Rayovac Corporation

Six Concourse Parkway

Suite 3300

Atlanta, GA 30328

Attention: General Counsel

Facsimile: (770) 829-6298

(b)	For notices and communications to the Executive:

David A. Jones

1250 Waggle Way

Naples, Florida 34108

Facsimile: (        )

with a copy to:

Sutherland, Asbill & Brennan LLP

999 Peachtree Street, N.E.

Atlanta, GA 30309

Attention: Mark D. Kaufman

Facsimile: (404) 853-8806

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9.	General.

(a)	Governing Law. This Agreement shall be construed under and governed by the laws of the State of Wisconsin, without reference to its conflicts of law principles.

(b)	Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(c)	Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

(d)	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(e)	Attorneys’ Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys’ fees, shall be paid by the non-prevailing party.

(f)	Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation during his employment hereunder in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any affiliated company at or subsequent to the date of the Executive’s termination of employment with the Company shall, subject to the terms hereof or any other agreement entered into by the Company and the Executive on or subsequent to the date hereof, be payable in accordance with such plan or program.

(g)	Mitigation. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall give a Notice of Termination for Constructive Termination and it shall thereafter be determined that Constructive Termination did not take place, the employment of the Executive shall, unless the Corporation and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, and the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date had he terminated his employment voluntarily at such date under Section 4(d) of this Agreement.

(h)	Equitable Relief. The Executive expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company.

(i)	Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon any such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

(j)	Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings and agreements between them.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RAYOVAC CORPORATION

By	/s/ Kent J. Hussey
Kent J. Hussey
President and Chief Operating Officer

/s/ David A. Jones
David A. Jones